                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
    (Including the Associated Series A Junior Participating Preferred Stock
                               Purchase Rights)
                                      of
                              TYLAN GENERAL, INC.
                                      at
                             $16.00 NET PER SHARE
                                      by
                            MCTG ACQUISITION CORP.
                         a wholly owned subsidiary of
                             MILLIPORE CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

                                --------------

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 16, 1996 AMONG THE COMPANY, MILLIPORE CORPORATION
 ("PARENT") AND PURCHASER, PURSUANT TO WHICH, FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE
  "MERGER") AND THE COMPANY WILL BECOME A WHOLLY OWNED SUBSIDIARY OF PARENT. THE BOARD OF DIRECTORS OF THE COMPANY HAS, WITHOUT DISSENT, DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST
   INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND HAS, WITHOUT DISSENT APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS
    OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO FACILITATE THE MERGER. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

                                --------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY AND PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A
 NUMBER OF SHARES OF COMMON STOCK (AND THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS) (COLLECTIVELY, THE "SHARES")
  OF TYLAN GENERAL, INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND AS WILL PERMIT MCTG
   ACQUISITION CORP. ("PURCHASER") TO EFFECT THE MERGER (AS DEFINED BELOW) WITHOUT THE VOTE OF ANY PERSON OTHER THAN PURCHASER (THE "MINIMUM
    CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT
     OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
      INTRODUCTION AND SECTIONS 1 AND 13.

                                --------------
                                   IMPORTANT

  Any stockholder wishing to tender all or any portion of such stockholder's shares of common stock, $.001 par value per share (the "Common Stock"), and the associated Series A Junior Participating Preferred Stock Purchase Rights (together with the Common Stock, the "Shares"), should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to The First National Bank of Boston (the "Depositary") and either deliver the certificate/s/ representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who wishes to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                --------------
                     The Dealer Manager for the Offer is:

                          Credit Suisse First Boston

December 20, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................    1
RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS........................    2
THE TENDER OFFER..........................................................    2
   1. Terms of the Offer; Extension of Tender Period; Termination;
   Amendment..............................................................    2
   2. Acceptance for Payment and Payment for Shares.......................    4
   3. Procedure for Tendering Shares......................................    5
   4. Withdrawal Rights...................................................    7
   5. Certain Federal Income Tax Consequences of the Offer and the
   Merger.................................................................    7
   6. Price Range of the Shares...........................................    8
   7. Certain Information Concerning the Company..........................    9
   8. Certain Information Concerning Purchaser and Parent.................   11
   9. Background of the Merger and the Offer..............................   13
  10. Purpose of the Offer; the Merger Agreement; the Voting Agreement;
     the Ferran Agreement; the Confidentiality Agreement..................   15
  11. Source and Amount of Funds..........................................   22
  12. Certain Effects of the Offer........................................   23
  13. Certain Conditions of the Offer.....................................   23
  14. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.......   25
  15. Fees and Expenses...................................................   27
  16. Miscellaneous.......................................................   27
Schedule I--Information Concerning the Directors and Executive Officers of
 Parent and Purchaser.....................................................
Annex I--Agreement and Plan of Merger.....................................
Annex II--Voting and Securities Purchase Agreement........................

To the Stockholders of Tylan General, Inc.:

                                 INTRODUCTION

  MCTG Acquisition Corp. a Delaware corporation ("Purchaser"), is a wholly owned subsidiary of Millipore Corporation, a Massachusetts corporation ("Parent"). Purchaser hereby offers to purchase all of the outstanding shares of common stock, $.001 par value per share (the "Common Stock"), together with all associated Series A Junior Participating Preferred Stock Purchase Rights (together with the Common Stock, the "Shares") of Tylan General, Inc., a Delaware corporation (the "Company"), at a purchase price of $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, collectively constitute the "Offer").

  The Offer is being made in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 16, 1996, among the Company, Parent and the Purchaser. Pursuant to the Merger Agreement, and on the terms and subject to the conditions set forth therein, Purchaser will merge with and into the Company (the "Merger"), with the Company to be the surviving corporation in such Merger, and each outstanding Share of the Company (other than Shares held by Parent, the Company, Purchaser or any other subsidiary of Parent, which will be cancelled, and Shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price. Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. See Section 10. A copy of the Merger Agreement is attached as Annex I.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED, WITHOUT DISSENT, THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND HAS, WITHOUT DISSENT, APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

  Tendering stockholders who have Shares registered in their own name will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent"). See Section 15.

  The purpose of the Offer is for Parent, through Purchaser, to acquire any and all outstanding Shares and to facilitate the Merger. As of December 13, 1996, the last full trading day prior to public announcement of the execution of the Merger Agreement, each Share had a value of $11.50, based on the closing market price of the Shares as reported in The Wall Street Journal. The Offer provides an opportunity to existing stockholders of the Company to sell Shares at a premium over recent trading prices. See Section 6.

  THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON SATISFACTION, IN PURCHASER'S SOLE DISCRETION, OF THE FOLLOWING CONDITIONS: (1) THAT THERE SHALL HAVE BEEN VALIDLY AND PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE COMPANY'S TOTAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND AS WILL PERMIT PURCHASER TO EFFECT THE MERGER WITHOUT THE VOTE OF ANY PERSON OTHER THAN PURCHASER (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13.

  As of December 16, 1996, there were outstanding 7,873,491 Shares. As of December 16, 1996, options covering a total of 1,105,073 Shares were outstanding under the Company's stock option plans and other option grants. For purposes of this Offer, "fully diluted basis" assumes that all outstanding stock options are exercised.

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO AN ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

                                   * * * * *

  Purchaser expressly reserves the right to waive any one or more of the conditions of the Offer other than the Minimum Condition which may only be waived with the consent of the Company. See Sections 1 and 13.

  Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

              RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  The Board of Directors of the Company has, without dissent, determined that each of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and has, without dissent, approved the Offer and the Merger and recommends that the stockholders of the Company accept the Offer and tender their Shares. The Offer is being effected to acquire any and all outstanding Shares and to facilitate the Merger. The Board of Directors of the Company believes that a business combination of the Company and Parent is in the best long-term interests of the Company and its stockholders. The Offer allows stockholders to receive cash at a premium over recent trading prices for the Shares. See Sections 6 and 9.

                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as hereinafter defined) at a price of $16.00 per share, net to the seller in cash, without interest thereon. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, January 21, 1997, unless Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, and the expiration or termination of any waiting period under the HSR Act. The Offer is also subject to certain other conditions set forth in Section 13 below. Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any or all of the conditions of the Offer (other than the Minimum Condition, which may not be waived without the prior written consent of the Company).

  Subject to the satisfaction of the conditions set forth in Section 13 below, Purchaser has agreed to accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, if the number of Shares tendered and not withdrawn represent less than 90% of the Shares outstanding on a fully diluted basis, Purchaser may extend the Offer up to the fifth business day following the date on which all conditions to the Offer shall first have been satisfied or waived.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Offer is open for any reason, including the non-satisfaction of any of the conditions specified in Section 13, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission ("Commission")), in its sole discretion, at any time or from time to time, to
(i) delay acceptance for payment of or payment for any Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition referred to in Sections 13 or 14 prior to the Expiration Date, (ii) terminate the Offer prior to the Expiration Date if any of the conditions referred to in Section 13 have not been satisfied or upon the occurrence of any of the events specified in Section 13 and (iii) waive any condition or otherwise amend the Offer in any respect; in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. Purchaser acknowledges that (a) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided by clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions referred to in Section 13 without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

  Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer Price, reduces the Minimum Condition, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Section 13 or amends or modifies such conditions in any manner adverse to the holders of Shares.

  If Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14d-4(c), 14d-6(d) and 14e-1(b) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date on which that notice of such increase or decrease is first published, sent or given to stockholders, then the Offer will be extended at least until the expiration of such ten business day period.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of: (i) the Expiration Date and (ii) the date of satisfaction or waiver of the conditions related to regulatory approvals referred to in the first paragraph of Section 13. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. See Section 13 below.

  For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit by Purchaser of the purchase price to be paid by it with the Depositary, which Depositary will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid by Purchaser on the consideration paid for the Shares pursuant to the Offer, regardless of any delay in making such payment. Purchaser will pay all stock transfer taxes, if any, payable on the transfer of Shares purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facilities"), (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or Agent's Message (as defined in Section 3 below) and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3.

  If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders of the Company are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment for any reason or if certificates are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

  Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or a direct or indirect subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) certificates evidencing tendered Shares must be received by the Depositary at any such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available, or such stockholder cannot deliver the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the certificates (or a book-entry transfer confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, such proxies or consents will not be deemed effective). The designees of Purchaser (or any of them) will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of stockholders scheduled or acting by written consent without a meeting.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders of

Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 17, 1997 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

  The following discussion is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash pursuant to the Offer or the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986 (the "Code") and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date Purchaser accepts the Shares for payment pursuant to the Offer or, if applicable, the effective date of the Merger, the Shares were held for more than one year. There are limitations on the deductibility of capital losses.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES

  The Shares are listed and principally traded on Nasdaq under the symbol TYGN. The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported in The Wall Street Journal for the periods indicated.

                                                                COMMON STOCK
                                                               ---------------
                                                                HIGH     LOW
                                                               ------- -------
   Fiscal Year Ended October 29, 1995:
     First Quarter (from January 28, 1995 through January 31,
      1995)................................................... $ 7.500 $ 6.500
     Second Quarter...........................................  13.250   7.000
     Third Quarter............................................  19.750  11.250
     Fourth Quarter...........................................  21.500  12.500
   Fiscal Year Ended October 27, 1996:
     First Quarter............................................ $17.000 $11.250
     Second Quarter...........................................  14.750   7.750
     Third Quarter............................................  13.750   8.500
     Fourth Quarter...........................................  14.500  10.000
   Fiscal Year Ending October 26, 1997:
     First Quarter (through December 19, 1996)................ $16.000 $11.500

  On December 13, 1996, the last full trading day prior to public announcement of the execution of the Merger Agreement, the closing sale price of the Shares on Nasdaq was $11.500 per Share. On December 19, 1996, the last full trading day prior to the commencement of the Offer, such closing sales price was $15.750 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which would adversely affect the liquidity and market value of the remaining Shares held by holders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its Stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon the factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purpose of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  General. The Company is a Delaware corporation with its principal offices currently located at 15330 Avenue of Science, San Diego, California. The Company is a leading supplier to the microelectronics industry of precision mass flow controllers, pressure and vacuum measurement and control equipment and ultraclean gas panels.

  Financial Information. Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries. More comprehensive financial information (other than with respect to the Fiscal Year ended October 27, 1996) is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below under "Available Information."

                              TYLAN GENERAL, INC.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                        FISCAL YEAR ENDED
                           --------------------------------------------------
                            OCTOBER 27,       OCTOBER 29,       OCTOBER 30,
                               1996*              1995              1994
                           ---------------   ---------------   --------------
                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net Sales................   $       148,339   $       118,268    $       75,373
Income Before Extraordi-
 nary Item...............               795             5,928             2,950
Net Income...............               571             5,233             2,950
Net Income Per Common
 Share...................              0.07              0.80              0.56
BALANCE SHEET DATA:
Total Assets.............   $        91,356   $        87,402    $       44,522
Total Indebtedness.......            22,604            17,663            16,677
Shareholders' Equity.....            47,149            46,224            14,513
Weighted Average Number
 of Common Shares
 Outstanding (in
 thousands)..............             8,048             6,506             5,300

--------
* Financial information for the fiscal year ended October 27, 1996 was derived from information provided by the Company to Parent in connection with the Offer and not from any document filed by the Company with the Commission.

  Available Information. The Company is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such material should also be available for inspection at the library of Nasdaq.

  Certain Projected Financial Information. In the course of its discussions with Parent described in Section 9, the Company provided Parent and its financial advisors with certain business and financial information which Parent believes was not publicly available. Such information included, among other things, certain financial projections for the fiscal years of the Company ending in October 1997 through 2001 (the "Company Projections") prepared by management of the Company. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company and Parent do not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition.

  Set forth below is a summary of the Company projections.

                                          FISCAL YEAR ENDING OCTOBER 31,
                                   --------------------------------------------
                                     1997     1998     1999     2000     2001
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN THOUSANDS)
Net Sales......................... $130,978 $203,941 $311,324 $421,107 $528,908
Income From Operations............    5,651   28,483   53,429   79,709  106,279
Interest Expense..................    1,585      589      196       51        0
                                   -------- -------- -------- -------- --------
Income Before Taxes............... $  3,866 $ 27,687 $ 53,493 $ 81,122 $109,703
Taxes.............................    1,430   10,106   19,525   29,204   39,493
                                   -------- -------- -------- -------- --------
Net Income........................ $  2,436 $ 17,581 $ 33,968 $ 51,918  $70,210
                                   ======== ======== ======== ======== ========

  THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF THE COMPANY (INCLUDING SUCCESSFUL INTRODUCTION OF NEW PRODUCTS AND INCREASES IN MARKET SHARE IN INTERNATIONAL MARKETS) WHICH, THOUGH PARENT HAS BEEN ADVISED WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE FURNISHED TO PARENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF THESE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS SUCH PROJECTIONS AN ACCURATE PREDICTION OF FUTURE EVENTS.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  General. Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, recently was organized for the purpose of effecting the Offer and the Merger and has not carried on any activities except in connection with the Offer and the Merger. The principal executive offices of Purchaser are located at 80 Ashby Road, Bedford, Massachusetts. All the outstanding capital stock of Purchaser is owned by Parent.

  Parent is a Massachusetts corporation with its principal offices located at 80 Ashby Road, Bedford, Massachusetts. Parent's principal business is the analysis, identification, monitoring and purification of fluids using separations technology. Parent is a public company whose stock is traded on the New York Stock Exchange.

  Financial Information. Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries as of its fiscal years ended December 31, 1993, 1994 and 1995 and the interim periods ended September 30, 1996 and 1995. More comprehensive financial information is included in reports and in documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                    MILLIPORE CORPORATION AND SUBSIDIARIES

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                             NINE MONTHS                            FISCAL YEAR ENDED
                               ENDED         NINE MONTHS ENDED         DECEMBER 31,
                          ------------------ ------------------ --------------------------
                          SEPTEMBER 30, 1996 SEPTEMBER 30, 1995   1995     1994     1993
                          ------------------ ------------------ -------- -------- --------
                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS
 DATA:
Net Sales...............       $467,317           $439,482      $594,466 $497,252 $445,366
Earnings Before
 Extraordinary Items....         72,095             62,774        85,354   56,209   38,147
Net Earnings............         72,095             62,774        85,354   56,209   34,603
PER SHARE DATA:
Net Earnings Per Common
 Share..................       $   1.65           $   1.39      $   1.90 $   1.03 $   0.62
Net Earnings Per Share
 on a Fully Diluted
 Basis..................           1.62               1.36          1.86     1.01     0.62
BALANCE SHEET DATA:
Total Assets............       $559,605           $547,930      $530,945 $536,980 $720,553
Total Liabilities.......        314,491            338,209       304,470  315,703  259,399
Shareholders' Equity....        245,114            209,721       226,475  221,277  461,154
Average Number of Common
 Shares Outstanding (in
 thousands).............         43,714             45,200        44,985   54,726   55,902

  On November 18, 1996, Parent announced that it had entered into an agreement to acquire the net assets of the Amicon Separations Business of W.R. Grace & Co. for $125 million in cash, with the acquisition (the "Amicon Acquisition") expected to be completed within 60 days of that date. The summary consolidated financial information set forth above does not give effect to the Amicon Acquisition. See Item 11 below.

  Available Information. Parent is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith, Parent files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning Parent also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

9. BACKGROUND OF THE MERGER AND THE OFFER

  During recent years, officers of the Company and employees of Parent's Microelectronics Division have periodically discussed areas of mutual strategic business interest. David J. Ferran, the President and Chief Executive Officer of the Company, has served on an advisory committee of Parent's Microelectronics Division since December 1995. Accordingly, when the Company's Board of Directors announced that it was evaluating the sale of the Company, employees of Parent were already acquainted with Company personnel.

  On August 29, 1996, Parent and the Company entered into a confidentiality agreement providing for the mutual non-disclosure of confidential information exchanged by Parent and the Company and also providing for a one-year standstill by Parent.

  On September 23, 1996, Goldman Sachs & Co. ("Goldman Sachs"), acting on behalf of a Special Committee of the Company's Board of Directors, distributed a Confidential Offering Memorandum to Parent; supplemental confidential information was supplied to Parent by Goldman Sachs on October 11, 1996.

  On October 1, 1996, Goldman Sachs wrote to Parent inviting Parent to submit a non-binding proposal to acquire the Company and setting forth the timing and procedures for submitting such a proposal. On October 16, 1996, Parent transmitted a letter to Goldman Sachs expressing Parent's non-binding interest in acquiring the Company. On October 25, 1996, Parent entered into an amendment to the above-mentioned confidentiality agreement with the Company which shortened the duration of the standstill agreement to 120 days commencing on October 18, 1996.

  On November 5 and 6, 1996, certain employees of Parent and Parent's financial advisor met with David J. Ferran, Don Whitson and certain other employees of the Company and the Company's financial advisor. At such meetings, employees of the Company made a financial presentation to Parent's employees and financial advisor and discussed various aspects of the Company's business.

  During the period from November 7, 1996 through December 10, 1996, employees of Parent met with Company officers and employees and representatives of Goldman Sachs, visited Company facilities, and exchanged numerous telephone calls with respect to Parent's due diligence inquiry into the Company's business and other matters.

  On November 12, 1996, Parent was invited by Goldman Sachs, on behalf of a Special Committee of the Board of Directors of the Company, to submit to the Company a definitive acquisition proposal on or before

November 26, 1996. Following discussions between Goldman Sachs and Parent's counsel, the deadline for Parent to submit such acquisition proposal was extended through December 12, 1996.

  On December 5, 1996, Gerald Walle, the General Manager of Parent's Microelectronics Division, met with David J. Ferran to clarify the Company's obligations to Mr. Ferran in the event of a change of control of the Company.

  On December 10 through 16, 1996, Parent and its advisors and representatives engaged in negotiations with the Company and its advisors and representatives with respect to the Merger Agreement.

  On December 12, 1996, Parent's Board of Directors, at a regular meeting, discussed the proposed transaction, and received presentations from Parent's management and financial advisors concerning the Company's business and prospects. Parent's Board then authorized Parent's management to negotiate a definitive merger agreement with the Company. On December 13, 1996, Parent made a definitive offer to acquire the Company at a per share cash price of $16.00, subject to the satisfaction of certain conditions.

  On December 16, 1996, after the Board of Directors of the Company had met and voted to enter into the Merger Agreement and to recommend that stockholders accept the Offer, the Merger Agreement was executed and delivered by the Company, Parent and Purchaser. The Company and Parent then issued the following joint press release:

                     MILLIPORE TO ACQUIRE TYLAN GENERAL

    Bedford, Massachusetts, December 16, 1996--Millipore Corporation (NYSE/MIL) and Tylan General (NASDAQ/TYGN) announced today that Millipore has entered into a definitive agreement to acquire Tylan General for $16.00 per share in cash, or approximately $133 million, plus the assumption of Tylan's outstanding debt. Completion of this transaction is expected in the first quarter of 1997.

    Tylan General is a leading supplier to the microelectronics industry of precision mass flow controllers, pressure and vacuum measurement and control equipment and ultraclean gas panels. The Company has been a leading developer of measurement and control products and technologies to measure and control the flow of process gases used in the manufacturing of semiconductor devices, including introducing the first mass flow controllers for semiconductor applications and the first adaptive pressure control system. Headquartered in San Diego, California, Tylan had 1996 sales of approximately $150 million.

    C. William Zadel, Millipore's Chairman and CEO, commented: "The acquisition of Tylan General significantly strengthens Millipore's competitive position in microelectronics, the Company's fastest growing market over the past three years. It expands our product and service offering to our microelectronics customers, accelerates our R&D program in gas monitoring, and adds excellent software and electronic skills to our core competencies. The acquisition also combines two breakthrough technology platforms: Tylan's intelligent gas panels and Millipore's smart purifiers, which will allow us to develop integrated products for the gas market that offer greater reliability and lower cost. We will also continue to serve our existing customers with separate components as well as integrated systems that combine Millipore and Tylan technologies. Together we will be able to help the microelectronics industry sustain its incredible pace of performance improvements and cost reduction in manufacturing integrated circuit devices."

    Zadel continued: "This acquisition and our recent purchase of Amicon fit perfectly into our recently completed long-range strategic plan, and both present unique opportunities to strengthen Millipore for the future. Biotechnology-derived drugs and increasingly powerful semiconductor devices require new purification tools for discovery and manufacturing; these acquisitions help us meet that technical and market need."

    Arthur C. Spinner, Chairman of the Special Committee of the Board of Directors of Tylan General that supervised the process of soliciting bids for the acquisition of Tylan General, commented: "This transaction represents the culmination of an extensive auction process that we believed was designed to provide the best financial opportunity for the stockholders of Tylan General."

    David J. Ferran, Chairman and Chief Executive Officer of Tylan General, added, "I am very enthusiastic about this transaction and the prospects offered by a combination of our business with that of Millipore. This transaction will be beneficial for Tylan General's employees, customers and suppliers, as well as for its stockholders."

    Millipore intends to finance the acquisition of Tylan General with bank borrowings and expects the acquisition to be accretive to earnings by the second half of 1997 and to significantly enhance the long-term growth of Millipore's revenues and profits. Millipore will, within five business days, commence a tender offer at $16.00 per share for all the shares of Tylan General. The offer is subject to the condition that a majority of the shares are tendered. The tender offer, if successful, will be followed as promptly as possible by a merger in which any remaining shares of Tylan General stock will be converted into the right to receive $16.00 per share in cash.

    Millipore was advised in the acquisition by Credit Suisse First Boston; Tylan General was advised by Goldman, Sachs & Co.

    Millipore is a multinational company that applies its purification technology to critical research and manufacturing problems in the microelectronics, biopharmaceutical and analytical laboratory markets.

    More information on Millipore can be found at www.millipore.com; and on Tylan at www.tylangeneral.com.

    Certain statements discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: changes in foreign exchange rates; increased regulatory concerns on the part of the biopharmaceutical industry; swings in demand for microelectronics products; competitive factors such as new membrane technology and/or a new method of chip manufacture which relies less heavily on purified chemicals and gases; and other risk factors listed from time to time in the Company's SEC reports, including but not limited to the report on the Form 10-K for the year ended December 31, 1995.

                                     * * *

  On December 16, 1996, Parent entered into a letter agreement with David J. Ferran, Chairman of the Board, President and Chief Executive Officer of the Company, which is described in Item 10.

  The Purchaser commenced the Offer on December 20, 1996.

  Following the Offer and the Merger, the Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs while at the same time integrating operations with the gas strategic business unit of Parent's Microelectronics Division.

10. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE VOTING AGREEMENT; THE FERRAN AGREEMENT; THE CONFIDENTIALITY AGREEMENT

 PURPOSE OF THE OFFER

  The purpose of the Offer is to acquire any and all outstanding Shares and to facilitate the Merger, which the Board of Directors of the Company believes is in the best interest of the Company's stockholders. The Offer also provides an opportunity to existing stockholders of the Company to sell Shares of the Company for cash at a premium over recent trading prices. See Section 6.

 THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex I to this Offer to Purchase and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. ALL STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

  The Offer. Pursuant to the Merger Agreement, Purchaser has made an offer to purchase all the outstanding Shares at a price of $16.00 per Share in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer Documents (as defined in the Merger Agreement).

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. Following the effective time of the merger (the "Effective Time"), the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and will succeed to and assume all the rights and obligations of Purchaser in accordance with Delaware Law. The Certificate of Incorporation of Purchaser (the "Certificate"), in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the Delaware General Corporation Law (the "DGCL"); provided, however, that at the Effective Time, the Certificate shall be amended to change the name of the Surviving Corporation to "Tylan General, Inc." The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Company, Purchaser or any other subsidiary of Parent or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $16.00 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration").

  Conditions to the Merger. The Merger Agreement provides that the consummation of the Merger is subject to the satisfaction of the following conditions: (a) if approval of the Merger by the holders of Shares is required by applicable law, the Merger shall have been approved by the requisite vote of such holders; (b) no injunction or other order shall have been issued or any law enacted which prohibits the consummation of the Merger or makes such consummation illegal; provided, however, that prior to either party invoking this provision, such party shall have used its reasonable best efforts to have any such injunction lifted; and (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from any governmental entity in connection with the execution and delivery of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby by the Company, Parent and Purchaser shall have been made or obtained (as the case may be) except where the failure to obtain the same would not have a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent relating to the Company and each of its subsidiaries, including, among other things, with respect to organization and qualification, certificates of incorporation and bylaws, capitalization, authority relative to the Merger Agreement, consents and approvals, filings with the Commission, financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, taxes, proprietary rights, opinions of financial advisors, brokers, compliance with environmental laws, and the Rights Agreement.

  Parent and Purchaser have also made customary representations and warranties to the Company relating to Parent and each of its subsidiaries and Purchaser, including, among other things, with respect to organization and qualification, authority relative to the Merger Agreement, consents and approvals, filings with the Commission, brokers, financing for the Offer and the Merger, and prior activities.

  Conduct of Business by the Company. The Merger Agreement provides that, prior to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement): (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain satisfactory relations with customers, suppliers, employees and business associates, in each case in all material respects; (b) the Company shall not (i) sell, pledge, dispose of or encumber or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Bylaws or increase or propose to increase the number of directors of the Company; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares; (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date of the Merger Agreement under any stock option plan of the Company; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability involving an amount in excess of $100,000 in the aggregate other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) incur any indebtedness for borrowed money (except for working capital under the Company's existing credit facilities and refinancings of existing debt that permit prepayment of such debt without penalty) in excess of $100,000 in the aggregate, or assume or endorse the obligations of any other person or entity; (v) make any acquisition of, or investment in, assets or stock of any other person or entity involving an amount in excess of $100,000 in the aggregate other than in the ordinary course of business or (vi) make or authorize any capital expenditure in excess of $500,000 in the aggregate; (d) except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense, adopt or amend (except as may be required by law or as provided in the Merger Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (e) neither the Company nor any of its subsidiaries shall, except in the ordinary and usual course of business, enter into any material agreement or modify, amend or terminate any of its material agreements or waive, release or assign any material rights or claims thereunder; and (f) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company), or furnish any non-public information to any third party, with respect to a merger, consolidation, business combination or similar transaction involving, or any tender offer, exchange offer or other purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, unless the Board receives an unsolicited written offer with respect to a merger, consolidation or sale of all or substantially all of the Company's assets, or an unsolicited tender or exchange offer for the Shares is commenced, which the Board determines in good faith (after receiving advice of independent legal counsel that such action is required for the discharge of their fiduciary duties) is more favorable to the stockholders of the Company than the Offer (an "Alternative Transaction"), engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any of the foregoing. The Company will as promptly as reasonably practicable (and in any event within 24 hours) notify Parent (i) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with the Company, (ii) of its receipt of an Acquisition Proposal or (iii) of the existence of an Alternative Transaction. Prior to furnishing non-public information to, or entering into discussions or negotiations with, any other persons or entities, the Company shall obtain from such person or entity an executed confidentiality agreement with terms no less favorable, taken as a whole, to the Company than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with the Company, and the Company shall advise Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time of the Merger, whether before or after the approval of the terms of the Merger Agreement by the shareholders of the Company:

    (1) by mutual consent of Parent and the Company, by action of their respective Boards of Directors;

    (2) by either Parent or the Company, if (a) without fault of the terminating party, the Merger shall not have been consummated by June 30, 1997 whether or not such date is before or after the approval by holders of Shares; or (b) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or the Parent or any of its affiliates, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

    (3) until any Shares have been purchased pursuant to the Offer, by Parent if (x) the Company shall have failed to comply in any material respect with the convenants or agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within fifteen days after Parent has furnished the Company with written notice of such failure, or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have resolved to do any of the foregoing;

    (4) by the Company, if Parent or Purchaser (or another subsidiary of Parent) (i) shall have failed to comply in any material respect with the covenants or agreements contained in the Merger Agreement to be complied with or performed by Parent or Purchaser at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within fifteen days after the Company has furnished Parent with written notice of such failure, (ii) shall have failed to commence the Offer within the time required or (iii) shall have terminated or withdrawn the Offer or amended the Offer in any manner not expressly permitted by the Merger Agreement; or

    (5) (a) by either Parent or the Company, if that entity is not in material breach of any of the terms of the Merger Agreement, not sooner than the third business day after the Company's notice to Parent (or Parent's becoming aware) that the Company has entered into an agreement providing for an Alternative Transaction; or (b) by Parent, if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent or Purchaser its approval of the Offer, the Merger Agreement and the Merger or its recommendation that the Company's stockholders accept the Offer.

  In the event of termination and abandonment of the Merger Agreement, the Merger Agreement shall forthwith become void and have no further effect, other than certain limited provisions. No such termination and abandonment shall relieve any party from liability for any breach of the Merger Agreement, and, if the Merger

Agreement is terminated for any reason set forth in clause (5) above, the Company will be obligated to pay Parent a non-refundable fee of $5,000,000.

  If the Merger Agreement is terminated as a result of the Company's failure to provide to Parent audited financial statements for the fiscal year ended October 27, 1996 prior to the Expiration Date (subject to specified exceptions) that are the same in all material respects as the preliminary financial statements for such fiscal year previously furnished to Parent and contain notes that do not include any information that is different from that provided to Parent under or pursuant to the Merger Agreement (to the extent that such difference constitutes a Company Material Adverse Effect), the Company must pay Parent a non-refundable fee of $75,000.

  Expenses. Except as provided above, whether or not the Merger is consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger.

  Board of Directors. The Merger Agreement provides that if requested by Parent, the Company will, subject to compliance with applicable law and immediately following the purchase by Purchaser of more than 50% of the outstanding Shares pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so purchased plus any Shares beneficially owned by Parent or its Affiliates on the date of the Merger Agreement bears to the number of shares outstanding at the time of such purchase; provided, however, that in no event shall Parent be entitled to designate a majority of the Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the Company's outstanding shares entitled to vote generally in the election of directors. In furtherance thereof, the Company will use its reasonable best efforts to secure the resignation of all but three directors, or will increase the size of the Board, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three Continuing Directors. Immediately following the purchase by Purchaser of more than 50% of the outstanding shares pursuant to the Offer, the Company, if so requested, will use its reasonable efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required in order to fulfill these obligations.

  Following the election or appointment of Parent's designees, and prior to the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company or any other rights of the Company hereunder, and any amendment or withdrawal by the Board of Directors of the Company of its recommendation of the Merger.

  Stock Options. Pursuant to the Merger Agreement, Parent and the Company have agreed that not later than the Effective Time and continuing for a period of at least 120 days after the Effective Time, Parent shall offer in writing to each holder of a Company Stock Option (whether or not such Company Stock Option terminated effective as of the Effective Time by virtue of the Merger or would have terminated thereafter) the opportunity to have such Company Stock Option canceled and to receive an amount in cash equal to the excess of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by the number of Shares previously subject to such Company Stock Option, less all applicable withholding taxes. Whether or not vested, any Company Stock Options not tendered for cancellation pursuant to such offer shall continue to be governed by the terms of such Company Stock Option and the applicable Company Stock Option Plan. The Company will have the right to amend the terms of any Company Stock Option outstanding on the date of the Merger Agreement so that it would become vested immediately prior to the Effective Time. The Company will have the right to cause all funds held in the Company's Employee Stock Purchase Plan to be used to purchase Shares so that such Shares will be converted into the right to receive cash in the Merger; provided that the Employee Stock Purchase Plan is thereupon terminated.

  Employee Benefits. Pursuant to the Merger Agreement, Parent shall (i) cause the Surviving Corporation to provide to employees of the Company and its subsidiaries, who are employed by the Surviving Corporation or its subsidiaries following the Effective Time ("Company Employees"), employee benefits which in the aggregate are equal to benefits substantially comparable to those currently provided by the Company to such employees, (ii) in the event that Company Employees are or become eligible to participate in any plans maintained by Parent or its subsidiaries (the "Parent Benefit Plans"), Parent or its subsidiaries shall grant such eligible employees credit for purposes of eligibility, vesting and benefit accrual, for all service credited for such purposes under comparable Company Benefit Plans, provided, however, that, with respect to Parent's retirement plans, such service with the Company shall be credited with respect to eligibility and vesting only, and shall not be recognized for purposes of determining the amount of retirement benefits, if any, under Parent's retirement plans, and (iii) with regard to any pre-existing condition exclusion under any Parent Benefit Plan providing medical or dental benefits, the exclusion shall be no more restrictive for any Company Employee who, immediately prior to commencing participation in such Parent Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and lifetime benefit limits.

  Indemnification and Insurance. In the Merger Agreement, Parent and the Company have agreed that (i) the Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification not less favorable to the directors and officers then those set forth in the Certificate of Incorporation of the Company on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by Law, (ii) Parent shall cause the Surviving Corporation to use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that Surviving Corporation is not required to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by the Company, which the Company represents and warrants to be $150,000 (the "Current Premium"); and provided further that if premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium, and (iii) the indemnification shall survive the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on Parent and Purchaser and the Surviving Corporation and their respective successors and assigns. Parent will guarantee the indemnification obligations of the Surviving Corporation under the Merger Agreement.

  Merger Approval. The Merger Agreement provides that, if approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company will, as soon as practicable following the consummation of the Offer, hold an annual or special meeting of its stockholders to consider and take action upon the Merger Agreement, including in the proxy statement the recommendation of the Board of Directors of the Company that stockholders vote in favor of the approval of adoption of the Merger Agreement and the transactions contemplated thereby. At such meeting, Parent and Purchaser will vote all Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby.

 VOTING AGREEMENT

  On December 16, 1996, David J. Ferran and Don E. Whitson and certain related persons (each individually, a "Securityholder" and collectively, the "Securityholders") of the Company and Parent and Purchaser entered into a Voting and Securities Purchase Agreement (the "Voting Agreement"). This brief summary of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Annex II to this Offer to Purchase and is incorporated herein by reference. Messrs. Ferran and Whitson own or control 189,309 and 734,103 Shares, respectively, and options to purchase an additional 120,312 and 75,000 Shares, respectively. The other Securityholders who are subject to the Voting Agreement own an aggregate of 405,649 Shares and options to purchase an aggregate of 20,000 additional Shares. The Voting Agreement shall terminate upon the earlier to occur of (i) the mutual consent of Parent, Purchaser and each of the Securityholders, (ii) the termination of the Merger Agreement or (iii) the Effective Time of the Merger.

  Pursuant to the Voting Agreement, each Securityholder agreed that: (i) such Securityholder would validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, all Shares owned by such Securityholder; (ii) subject to the fiduciary duty of any Securityholder serving as a director or officer of the Company, in its capacity as such, such Securityholder shall assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable under applicable laws as promptly as practicable to consummate and make effective the Offer and the Merger and the other transactions contemplated by the Merger Agreement; and (iii) such Securityholder shall not, directly or indirectly, solicit, initiate or continue or encourage or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal or an Alternative Transaction from any person other than Parent or Purchaser, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept or enter into any agreement with respect to any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Voting Agreement, if such Securityholder is a director or officer of the Company, such Securityholder may take any action, including casting a vote or signing a written consent, in such person's capacity as a director or officer that the Board of Directors of the Company would be permitted to take under the Merger Agreement with respect to an Acquisition Proposal; (iv) it shall not, except pursuant to the Merger Agreement or the Voting Agreement, sell, transfer, pledge, hypothecate, encumber or otherwise dispose of (or enter into an agreement to do the foregoing) any of such Securityholder's interest in his or her Shares; and (v) except pursuant to the Voting Agreement, such Securityholder shall not grant any proxies, deposit any Shares into a voting trust or enter into any voting agreement with respect to any Shares.

  Each Securityholder further agreed that, during the term of the Voting Agreement, at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, to: (i) vote all Shares then owned by such Securityholder in favor of adoption of the Merger Agreement and each of the other transactions contemplated thereby and any action required in furtherance thereof; (ii) vote such Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) vote such Shares against any Acquisition Proposal, Alternative Transaction or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Offer or the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that if such Securityholder is a director or officer of the Company, nothing in the Voting Agreement shall be construed to obligate such Securityholder to act, in such Securityholder's capacity as a director or officer, in any manner which conflicts with such person's fiduciary duties as a director or officer of the Company. In furtherance of the foregoing, each Securityholder appointed Parent and the officer of Parent, and each of them, with full power or substitution in the premises, such Securityholder's proxies to vote all such Securityholder's Shares at any meeting, general or special, of the stockholders of the Company, and to execute one or more written consents or other instruments from time to time in order to take such action without the necessity of a meeting of the stockholders of the Company, in accordance with the provisions of this paragraph.

 FERRAN AGREEMENTS

  On December 16, 1996, Parent entered into a letter agreement with David J. Ferran, Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to the Letter Agreement, Parent has agreed to pay Mr. Ferran a lump sum payment of $851,425 and to provide, at Parent's expense, certain medical, dental and hospitalization benefits, following the consummation of the Merger. Parent also agreed that it will accelerate the vesting schedule of all stock options held by current participants in the Company's stock option plans. In addition, Parent agreed to enter into a consulting agreement with Mr. Ferran upon the termination of his employment following the Merger. Such consulting agreement will require Parent to pay Mr. Ferran a lump sum in the amount of $1,702,850 for his services thereunder. Mr. Ferran has agreed that upon payment of the $851,425 and execution of the consulting agreement, all prior agreements between the Company and Mr. Ferran relating to his employment or the termination of his employment will be of no further force and effect.


 CONFIDENTIALITY AGREEMENT

  The following summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

  On August 29, 1996, the Company and Parent entered into a letter agreement which was subsequently amended on October 25, 1996, providing for the non-disclosure of certain confidential information to be provided by the Company to Parent. The Confidentiality Agreement provides that for a period of 120 days commencing on October 18, 1996, Parent will not, without the written invitation of a special committee comprised of independent members of the Board of Directors of the Company (the "Special Committee") (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or paricipate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended);
(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Parent also agreed that during such 120-day period Parent will not request the Special Committee, directly or indirectly, to amend or waive any provision set forth in clauses (a) through (e) above, or in this sentence.

  Parent also agreed that for a period of two years commencing on August 29, 1996, neither Parent nor any of its affiliates will solicit to employ any of the current officers or employees of the Company with whom Parent has had contact or who was specifically identified to Parent during its investigation of the Company, without obtaining the prior written consent of the Special Committee.

11. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $135 million. Purchaser will obtain all funds required by it from Parent. Parent will cause the required funds to be made available to Purchaser and Parent expects to obtain all required funds (together with all funds necessary to complete the Amicon Acquisition (see Item 8) from unsecured short term bank borrowings at market interest rates. Such borrowings may be repaid by Parent from time to time, in whole or in part, from internally generated funds or from the proceeds of other borrowings.

12. CERTAIN EFFECTS OF THE OFFER

  Following the consummation of the Offer, Purchaser will own at least a majority of the outstanding Shares of the Company. As a result of such ownership, Purchaser will be in a position to control the outcome of any matter voted upon at any annual or special meeting of the Company's stockholders, including the election of directors and the approval of the Merger and the adoption of the Merger Agreement. If at least 90% of the outstanding Shares are purchased by Purchaser in the Offer, the Board of Directors of Purchaser will have the ability to approve the Merger and adopt the Merger Agreement without any action by the remaining stockholders of the Company. If at least 90% of the Shares are purchased by Purchaser in the Offer, Purchaser intends so to approve the Merger and adopt the Merger Agreement without any action by the remaining stockholders of the Company.

  Parent and Purchaser have agreed to vote all Shares held by them in favor of the Merger Agreement and the transactions contemplated thereby. Approval of the Merger requires the affirmative vote of a majority of the outstanding Shares. Accordingly, if the Offer is consummated, the approval of the Merger and the adoption of the Merger Agreement by the Company's stockholders will be assured.

  In the Merger, each remaining Share (other than Shares held by Parent, the Company, Purchaser or any subsidiary of Parent or by any holders of Shares who properly exercise their appraisal rights) will be cancelled and converted into the right to receive $16.00 per Share in cash. Following the Merger, the Company will be a wholly owned subsidiary of Parent.

  Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate a number of directors on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) Purchaser's percentage ownership of the outstanding Shares of the Company. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors. See Item 10 above.

  The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

13. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if a majority of the total Shares outstanding on a fully diluted basis and as will permit Purchaser to effect the Merger without the vote of any person other than Purchaser shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the

Offer, or, if on or after the date of the Agreement, and at or before the Expiration Date, any of the following events shall occur:

    (a) there shall have occurred (i) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iii) a commencement of a war or armed hostilities involving the United States and continuing for at least three business days and which has a Company Material Adverse Effect (as defined in the Merger Agreement);

    (b) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Agreement and, with respect to any such failure that can be remedied, the failure is not remedied on or before the Closing Date, or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any respect except as would not have a Company Material Adverse Effect;

    (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application before any court of competent jurisdiction or other governmental entity by any governmental entity that is reasonably likely to: (i) result in a restriction or prohibition on the consummation of the transactions contemplated by the Offer or the Merger; (ii) prohibit, or impose any material limitations on Parent's or Purchaser's ownership or operation of all or a material portion of their or the Company's business or assets, or to compel Parent or Purchaser to dispose of or hold separate all or a material portion of Parent's or Purchaser's or the Company's business or assets; (iii) make the acceptance for payment of, purchase of or payment for some or all of the Shares illegal or rendering Parent or Purchaser unable to, or restricting or prohibiting the ability of Parent or Purchaser to accept for payment, purchase or pay for, some or all of the Shares; or (iv) impose material limitations on the ability of Parent or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

    (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to be or become applicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

    (e) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

    (f) the Board of Directors of the Company shall have withdrawn or amended, or modified in a manner materially adverse to Parent or Purchaser, its recommendation of the Offer or the Merger, or shall have approved or recommended any other Acquisition Proposal; or

    (g) the Merger Agreement shall have been terminated by the Company or Purchaser or Purchaser Sub in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

  Parent shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if any of the above conditions occurs, which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments for Shares.

  The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition or may be waived by Parent in whole or in part at any time or from time to time in its sole discretion. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS

General

  Except as described below, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Company's Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 14, Purchaser does not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. See Section 13 above for certain conditions to the Offer.

 Appraisal Rights.

  If the Merger is consummated, stockholders of the Company would have the right to dissent and demand appraisal of their Shares under the DGCL. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Holders should recognize that the value so determined could be higher or lower or the same as the Offer Price or the consideration per Share in the Merger.

 Antitrust

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares of the Company by Purchaser pursuant to the Offer is subject to such requirements.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects that such filing will be made on or about December 31, 1996 and such waiting period will expire at 11:59 p.m. on or about January 15, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. Shares of the Company will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 13. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares of the Company by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

 State Takeover Laws.

  A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

15. FEES AND EXPENSES

  Credit Suisse First Boston Corporation ("Credit Suisse First Boston") is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Credit Suisse First Boston for its services
(i) an advisory fee of $150,000 (the "Advisory Fee") and (ii) a transaction fee (against which the Advisory Fee will be credited), payable upon the closing of the acquisition of 50% of more of the Company's stock or assets, equal to 1.0% (the "Transaction Fee") of the aggregate consideration (including indebtedness remaining on the Company's financial statements or assumed by Parent) payable in connection with the Offer and the Merger. Parent also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Credit Suisse First Boston has in the past provided financial services to Parent unrelated to the proposed Offer and the Merger, for which services Credit Suisse First Boston has received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent, and The First National Bank of Boston to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the related Letter of Transmittal to their customers.

16. MISCELLANEOUS

  The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  Parent and Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          MCTG Acquisition Corp.

December 20, 1996

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                       THE FIRST NATIONAL BANK OF BOSTON

               By Mail:                      By Facsimile Transmission:
                                                   (617) 575-2232
  The First National Bank of Boston                (617) 575-2233
    Shareholder Services Division         (for Eligible Institutions Only)
            P.O. Box 1889                       Confirm by Telephone
          Mail Stop 45-01-19                       (617) 575-2700
     Boston, Massachusetts 02105

               By Hand:                         By Overnight Courier:
       BancBoston Trust Company           The First National Bank of Boston
             of New York                    Shareholder Services Division
       55 Broadway, Third Floor                     P.O. Box 1889
          New York, New York                     Mail Stop: 45-01-19
                                             Canton, Massachusetts 02021

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manger. . You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO
                                156 Fifth Avenue
                              New York, N Y 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                           Credit Suisse First Boston

                             Eleven Madison Avenue
                            New York, New York 10010
                         Call Toll Free (800) 323-2197

                                   SCHEDULE I

  Set forth below is the name, business address, present principal occupation or employment and five-year employment history of the directors and each executive officer of Millipore Corporation, a Massachusetts corporation ("Parent"), and MCTG Acquisition Corp., a Delaware corporation ("Purchaser"). The principal executive offices of Parent and Purchaser are located at 80 Ashby Road, Bedford, MA 01730. Purchaser was formed for the purpose of acquiring Tylan General, Inc. (the "Company"). Each individual listed below is a citizen of the United States. None of the individuals listed below beneficially owns shares of the Company.

                                                       PRINCIPAL OCCUPATION, DIRECTORSHIPS AND
          NAME AND                    BUSINESS                   MATERIAL POSITIONS
           TITLE                      ADDRESS                DURING THE LAST FIVE YEARS
          --------                    --------         ---------------------------------------
C. William Zadel              c/o Parent                 Mr. Zadel has served as Chairman
Chairman of the Board of      80 Ashby Road,             of the Board, President and Chief
Directors, President and      Bedford, MA 01730          Executive Officer of Parent since
Chief Executive Officer of                               April 1996. Mr. Zadel served as
Parent and a Director of                                 President and Chief Executive
Purchaser                                                Officer of Ciba Corning
                                                         Diagnostics Corp. from June 1986
                                                         to December 1995. Mr. Zadel is
                                                         also a director of Kulicke and
                                                         Soffo Industries, Inc.,
                                                         Matritech, Inc. and Zoll Medical
                                                         Corporation.

Geoffrey Nunes                c/o Parent                 Mr. Nunes has served as Senior
Senior Vice President and     80 Ashby Road,             Vice President of Parent since
General Counsel of Parent     Bedford, MA 01730          October 1980, and as General
and President and a Director                             Counsel of Parent since 1976. Mr.
of Purchaser                                             Nunes has served as President of
                                                         Purchaser since December 1996.

Michael P. Carroll            c/o Parent                 Mr. Carroll has served as Vice
Vice President, Chief         80 Ashby Road,             President, Chief Financial
Financial Officer and         Bedford, MA 01730          Officer and Treasurer of Parent
Treasurer of Parent                                      since February 1992. Mr. Carroll
                                                         served as Vice President of
                                                         Finance for Parent's Waters
                                                         Chromotography Division from
                                                         December 1990 to February 1992.

Douglas B. Jacoby             c/o Parent                 Mr. Jacoby has served as a Vice
Vice President of Parent and  80 Ashby Road,             President of Parent since
Executive Vice President,     Bedford, MA 01730          December 1989. He assumed
Treasurer and a Director of                              responsibility for all of
Purchaser                                                Parent's worldwide divisional
                                                         operations in July 1994. He has
                                                         been responsible for Parent's
                                                         process membrane business since
                                                         1987.

John E. Lary                  c/o Parent                 Mr. Lary was elected a Vice
Vice President of Parent      80 Ashby Road,             President of Parent in September
                              Bedford, MA 01730          1994, and is responsible for
                                                         Parent's worldwide operations.
                                                         From May 1993 until November
                                                         1994, Mr. Lary served as Senior
                                                         Vice President and General
                                                         Manager of Parent's Americas
                                                         Operation. For the ten years
                                                         prior to that time he served as
                                                         Senior Vice President of Parent's
                                                         Membrane Operations Division.

                                                       PRINCIPAL OCCUPATION, DIRECTORSHIPS AND
          NAME AND                    BUSINESS                   MATERIAL POSITIONS
           TITLE                      ADDRESS                DURING THE LAST FIVE YEARS
          --------                    --------         ---------------------------------------
Hideo Takahashi               c/o Parent                 Mr. Takahashi was elected as a
Vice President of Parent and  80 Ashby Road,             Vice President of Parent in
President of Nihon Millipore  Bedford, MA 01730          February 1996. He has served as
Ltd.                                                     President and Chief Executive
                                                         Officer of Parent's Japanese
                                                         subsidiary, Nihon Millipore Ltd.
                                                         since 1979.

Joanna Nikka                  c/o Parent                 Ms. Nikka has served as Vice
Vice President, Human         80 Ashby Road,             President for Human Resources for
Resources of Parent           Bedford, MA 01730          Parent since November 1996. Ms.
                                                         Nikka was Vice President of
                                                         Product Development at Fidelity
                                                         Investments from 1991 until
                                                         joining Parent in November 1996.
                                                         Prior to joining Fidelity in
                                                         1991, Ms. Nikka was Vice
                                                         President of Human Resources at
                                                         Symbolics, Inc.

Jeffrey Rudin                 c/o Parent                 Mr. Rudin has served as Vice
Vice President and General    80 Ashby Road,             President and General Counsel of
Counsel of Parent and Vice    Bedford, MA 01730          Parent since December 1996. Mr.
President and Secretary of                               Rudin was Senior Vice President
Purchaser                                                and General Counsel of Ciba
                                                         Corning Diagnostics Corporation
                                                         from January 1993 until October
                                                         1996, and was Vice President and
                                                         General Counsel of that firm from
                                                         1988 until January 1993.

Charles D. Baker              c/o Parent                 Mr. Baker has served as a
Director of Parent            80 Ashby Road,             Director of Parent since 1979.
                              Bedford, MA 01730          Since 1985, Mr. Baker has been
                                                         Professor of Business
                                                         Administration at Northeastern
                                                         Uni-versity. He is also a
                                                         Director of American Medical
                                                         Response, Inc., the (Mass.) Group
                                                         Insurance Commission, and several
                                                         public interest organizations.
                                                         From 1984 to 1985, Mr. Baker
                                                         served as Under Secretary of the
                                                         United States Department of
                                                         Health and Human Services.

Samuel C. Butler              c/o Parent                 Mr. Butler has served as a
Director of Parent            80 Ashby Road,             Director of Parent since 1991.
                              Bedford, MA 01730          Since 1980, Mr. Butler has been
                                                         Presiding Partner of the New York
                                                         law firm of Cravath, Swaine &
                                                         Moore. Mr. Butler is a trustee
                                                         and Vice President of The Culver
                                                         Educational Foundation and a
                                                         member of the Board of Trustees
                                                         of the New York Public Library.
                                                         He is also a Director of Ashland
                                                         Inc. and U.S. Trust Corporation.

                                                       PRINCIPAL OCCUPATION, DIRECTORSHIPS AND
          NAME AND                    BUSINESS                   MATERIAL POSITIONS
           TITLE                      ADDRESS                DURING THE LAST FIVE YEARS
          --------                    --------         ---------------------------------------
Robert Caldwell               c/o Parent                 Mr. Caldwell has served as a
Director of Parent            80 Ashby Road,             Director of Parent since December
                              Bedford, MA 01730          1996. Since 1990, Mr. Caldwell
                                                         has served as Vice President and
                                                         General Manager of the Digital
                                                         Semiconductor Division of Digital
                                                         Equipment Corporation. From 1989
                                                         to 1990 Mr. Caldwell was Senior
                                                         Vice President and General
                                                         Manager of the Semiconductor
                                                         Group at Siemens Components, Inc.
                                                         Prior to that, Mr. Caldwell was
                                                         Senior Vice President and General
                                                         Manager of Mostek Corporation
                                                         from 1983 to 1986.

Maureen A. Hendricks          c/o Parent                 Mrs. Hendricks has served as a
Director of Parent            80 Ashby Road,             Director of Parent since
                              Bedford, MA 01730          September 1995. Since March 1996,
                                                         Mrs. Hendricks has served as
                                                         Managing Director in charge of
                                                         New Business Development of J.P.
                                                         Morgan & Co. From September 1993
                                                         to March 1996, Mrs. Hendricks
                                                         served as head of J.P. Morgan &
                                                         Co.'s Global Debt Capital
                                                         Markets. From September 1991 to
                                                         September 1993, Mrs. Hendricks
                                                         served as the senior manager of
                                                         J.P. Morgan & Co.'s European
                                                         Equities and Equity Derivatives
                                                         business and was a Director of
                                                         J.P. Morgan Securities Ltd. Mrs.
                                                         Hendricks is also a Director of
                                                         J.P. Morgan Securities, Inc., the
                                                         Young Women's Christian
                                                         Association (YWCA) of New York
                                                         and the New Jersey Shakespeare
                                                         Festival.

Mark Hoffman                  c/o Parent                 Mr. Hoffman has served as a
Director of Parent            80 Ashby Road,             Director of Parent since 1976.
                              Bedford, MA 01730          Since 1984, Mr. Hoffman has acted
                                                         as an independent investor and
                                                         consultant. From 1982 until 1984,
                                                         Mr. Hoffman served as Managing
                                                         Director of Guinness Pear Group
                                                         p.l.c. From 1975 to 1981, Mr.
                                                         Hoffman was Senior Vice President
                                                         and Chief Financial Officer of
                                                         George Weston, Ltd., and was
                                                         appointed President of its
                                                         Resource Group in 1981. Mr.
                                                         Hoffman is currently Chairman of
                                                         Hamilton Lunn Holdings Limited
                                                         and of Cambridge Capital Group
                                                         Limited. Mr. Hoffman also serves
                                                         as a Director of George Weston
                                                         Limited, Advent International
                                                         Corp-oration and Guinness Flight
                                                         Global Asset Management Limited.

                                                       PRINCIPAL OCCUPATION, DIRECTORSHIPS AND
          NAME AND                    BUSINESS                   MATERIAL POSITIONS
           TITLE                      ADDRESS                DURING THE LAST FIVE YEARS
          --------                    --------         ---------------------------------------
Steven Muller                 c/o Parent                 Dr. Muller has served as a
Director of Parent            80 Ashby Road,             Director of Parent since 1982.
                              Bedford, MA 01730          Since 1990, Dr. Muller has served
                                                         as President Emeritus of The
                                                         Johns Hopkins University. From
                                                         1972 until 1990, Dr. Muller
                                                         served as President of The Johns
                                                         Hopkins University and from 1972
                                                         until 1983, Dr. Muller also
                                                         served as President of The Johns
                                                         Hopkins Hospital. Dr. Muller also
                                                         serves as a Director of the Van
                                                         Kampen/American Capital Closed
                                                         End and Common Sense Funds,
                                                         Beneficial Corporation, the Law
                                                         Companies Group, Inc., Alex Brown
                                                         Inc. and Organization Resource
                                                         Counselors, Inc., and as Co-
                                                         Chairman of the American
                                                         Institute for Contemporary German
                                                         Studies, a Board Member of the
                                                         Atlantic Council and the German
                                                         Marshall Fund of the United
                                                         States, and Chairman of St.
                                                         Mary's College of Maryland.

Thomas O. Pyle                c/o Parent                 Mr. Pyle has served as a Director
Director of Parent            80 Ashby Road,             of Parent since 1987. Since
                              Bedford, MA 01730          September 1994, Mr. Pyle has
                                                         served as Senior Advisor to the
                                                         Boston Consulting Group, Inc.
                                                         From October 1993 to September
                                                         1994, Mr. Pyle served as Chief
                                                         Executive Officer of MetLife
                                                         Healthcare Management Corp., Inc.
                                                         From 1992 to October 1993, Mr.
                                                         Pyle served as Senior Advisor to
                                                         the Boston Consulting Group, Inc.
                                                         From 1978 to 1991, Mr. Pyle was
                                                         Chief Executive Officer and a
                                                         Director of Harvard Community
                                                         Health Plan, Inc. Mr. Pyle is
                                                         also a Director of Controlled
                                                         Risk Insurance Company Ltd., The
                                                         Codman Research Group, Employee
                                                         Managed Care Corp., Lincare
                                                         Holdings, Inc., Unilab
                                                         Corporation, Anisys Health
                                                         Systems, Inc. and Access
                                                         Radiology Corporation.

                                                       PRINCIPAL OCCUPATION, DIRECTORSHIPS AND
          NAME AND                    BUSINESS                   MATERIAL POSITIONS
           TITLE                      ADDRESS                DURING THE LAST FIVE YEARS
          --------                    --------         ---------------------------------------
John F. Reno                  c/o Parent                 Mr. Reno has served as a Director
Director of Parent            80 Ashby Road,             of Parent since 1993. Since 1993,
                              Bedford, MA 01730          Mr. Reno has served as President
                                                         and Chief Executive Officer of
                                                         Dynatech Corp-oration, where he
                                                         served as President and Chief
                                                         Operating Officer from 1991 to
                                                         1993, Executive Vice President
                                                         from 1987 to 1991, Senior Vice
                                                         President for Corporate
                                                         Development from 1982 to 1987,
                                                         and Vice President for Corporate
                                                         Development from 1979 to 1982.
                                                         Mr. Reno is also a Director of
                                                         Dynatech Corporation, the
                                                         Massachusetts Business Roundtable
                                                         and the Massachusetts
                                                         Telecommunications Council. He is
                                                         also a trustee and Chairman of
                                                         the Finance Committee of the
                                                         Boston Museum of Science.